Seer Reports Fourth Quarter and Full Year 2022 Financial Results and Provides Full Year 2023 Outlook
Grew revenue 134% and increased instruments shipped 129% year over year

REDWOOD CITY, Calif. March 2, 2023 – Seer, Inc. (Nasdaq: SEER), a life sciences company commercializing a disruptive new platform for proteomics, today reported financial results for the fourth quarter and full year ended December 31, 2022.

“I am extremely proud of the Seer team and our accomplishments in our first year of broad commercial availability. The Proteograph Product Suite has been performing exceptionally well in the hands of customers, enabling them to obtain biological insights that were not previously possible. Customers are consistently seeing deep protein coverage that is measured quantitatively, accurately, and with precision - in a way that is scalable and enables unprecedented studies,” said Omid Farokhzad, CEO and President. “Looking ahead in 2023, we will continue to drive execution by enabling breakthrough science, demonstrating the power of the Proteograph through presentations and publications, catalyzing new applications and markets, and continuing to build an industry-leading team.”

Recent Highlights
•Achieved revenue of $4.6 million for the fourth quarter of 2022 and $15.5 million for the full year 2022, an increase of 50% and 134% over the corresponding periods of 2021
•Shipped 22 instruments during 2022, bringing cumulative instruments shipped to 39 as of December 31, 2022
•Operationalized the Proteogenomics Consortium together with Discovery Life Sciences and SCIEX, resulting in a new facility in the Boston, Massachusetts area and the launch of Discovery Life Sciences' proteomics services using the Proteograph Product Suite
•Enabled the largest deep multi-omics study to date of 1,031 samples, completed by PrognomiQ with the Proteograph Product Suite
•Named one of the top ten innovations in 2022 by The Scientist and received the Human Proteome Organization 2022 Proteomics Science & Technology Innovation award

Fourth Quarter 2022 Financial Results
Revenue was $4.6 million for the three months ended December 31, 2022, a 50% increase from $3.1 million for the three months ended December 31, 2021. The increase was primarily due to increased consumable and instrument sales of the Proteograph Product Suite, the completion of service projects, and the addition of lease revenue related to SP100 instruments. Product-related revenue for the fourth quarter of 2022 was $3.2 million, including $1.7 million of related party revenue, and consisted of sales of SP100 instruments, consumable kits and platform evaluations. Service revenue was $0.7 million and grant and other revenue was $0.7 million.

Gross profit, inclusive of grant and other revenue, was $2.3 million and gross margin was 50% for the fourth quarter of 2022.

Operating expenses were $27.2 million for the fourth quarter of 2022, including $8.2 million of stock-based compensation, as compared to $21.3 million, including $6.7 million of stock-based compensation, for the corresponding prior year period. The increase in expenses was driven by increased employee compensation and other related expenses, including stock-based compensation, product development efforts related to the Proteograph Product Suite, and expenses associated with build-out of expansion facilities.

Net loss was $22.5 million for the fourth quarter of 2022, as compared to $19.7 million for the corresponding prior year period.

Full Year 2022 Financial Results
Revenue was $15.5 million for the year ended December 31, 2022, a 134% increase from $6.6 million for the year ended December 31, 2021. Product-related revenue was $13.8 million, including $5.2 million of related party revenue. Service revenue was $0.9 million and grant and other revenue was $0.8 million.

Gross profit, inclusive of grant and other revenue, was $7.1 million and gross margin was 46% for the full year 2022.

Operating expenses were $104.3 million for the full year 2022, as compared to $74.9 million for the corresponding prior year period.

Net loss was $93.0 million for the full year 2022, as compared to $71.2 million for the corresponding prior year period.

Cash, cash equivalents and investments were approximately $426.4 million as of December 31, 2022.

2023 Guidance
Seer expects full year 2023 revenue to be in the range of $23 million to $25 million, representing growth of 48% - 61% over full year 2022.

Webcast Information
Seer will host a conference call to discuss the fourth quarter and full year 2022 financial results on Thursday, March 2, 2023 at 1:30 pm Pacific Time / 4:30 pm Eastern Time. A webcast of the conference call can be accessed at http://investor.seer.bio. The webcast will be archived and available for replay for at least 90 days after the event.

About Seer
Seer™ is a life sciences company developing transformative products that open a new gateway to the proteome. Seer’s Proteograph™ Product Suite is an integrated solution that includes proprietary engineered nanoparticles, consumables, automation instrumentation and software to perform deep, unbiased proteomic analysis at scale in a matter of hours. Seer designed the Proteograph workflow to be efficient and easy to use, leveraging widely adopted laboratory instrumentation to provide a decentralized solution that can be incorporated by nearly any lab. Seer’s Proteograph Product Suite is for research use only and is not intended for diagnostic procedures. For more information, please visit www.seer.bio.

Forward Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, that reflect the Company’s current views with respect to certain current and future events and financial performance. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements. Such forward-looking statements are based on the Company’s beliefs and assumptions and on information currently available to it on the date of this press release. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements, including but not limited to statements regarding the Company’s outlook for fiscal year 2023. These and other risks are described more fully in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the Company’s Annual Report on Form 10-K, to be filed with the SEC, and other documents the Company subsequently files with the SEC from time to time. Except to the extent required by law, the Company undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

Investor Contact:
Carrie Mendivil
investor@seer.bio

Media Contact:
Karen Possemato
pr@seer.bio

Seer, Inc.
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2022	2021	2022	2021

Revenue:
Product	$ 1,431	$ 1,882	$ 8,557	$ 3,577
Service	708	—	913	500
Related party	1,720	1,150	5,215	2,317
Grant and other	745	34	808	223
Total revenue	4,604	3,066	15,493	6,617
Cost of revenue:
Product	785	1,222	5,459	2,300
Service	446	—	495	42
Related party	624	411	1,989	863
Grant and other	457	—	457	—
Total cost of revenue	2,312	1,633	8,400	3,205
Gross profit	2,292	1,433	7,093	3,412
Operating expenses:
Research and development	12,631	8,215	45,797	29,121
Selling, general and administrative	14,612	13,092	58,531	45,764
Total operating expenses	27,243	21,307	104,328	74,885
Loss from operations	(24,951)	(19,874)	(97,235)	(71,473)
Other income (expense):
Interest income	2,498	157	4,602	326
Interest expense	—	(22)	—	(22)
Other expense	(73)	—	(333)	—
Total other income	2,425	135	4,269	304
Net loss	$ (22,526)	$ (19,739)	$ (92,966)	$ (71,169)

Net loss per share attributable to common stockholders, basic and diluted	$ (0.36)	$ (0.32)	$ (1.49)	$ (1.17)
Weighted-average common shares outstanding, basic and diluted	62,805,423	61,562,065	62,433,613	60,863,950

Seer, Inc.
UNAUDITED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2022	2021

ASSETS
Current assets:
Cash and cash equivalents	$ 53,208	$ 232,813
Short-term investments	368,031	167,261
Accounts receivable, net	4,315	2,495
Related party receivables	1,804	1,283
Other receivables	899	366
Inventory, net	4,627	4,145
Prepaid expenses and other current assets	2,098	3,336
Total current assets	434,982	411,699
Long-term investments	5,157	93,186
Operating lease right-of-use assets	27,003	20,142
Property and equipment, net	19,408	13,087
Restricted cash	524	524
Other assets	855	501
Total assets	$ 487,929	$ 539,139
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$ 2,104	$ 3,789
Accrued expenses	8,298	8,394
Deferred revenue	133	376
Operating lease liabilities, current	1,842	864
Other current liabilities	207	—
Total current liabilities	12,584	13,423
Operating lease liabilities, net of current portion	28,032	22,459
Other noncurrent liabilities	320	341
Total liabilities	40,936	36,223
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.00001 par value; 5,000,000 shares authorized as of December 31, 2022 and 2021; zero shares issued and outstanding as of December 31, 2022 and 2021	—	—
Class A common stock, $0.00001 par value; 94,000,000 shares authorized as of December 31, 2022 and 2021; 59,366,077 and 57,493,005 shares issued and outstanding as of December 31, 2022 and 2021, respectively;	1	1
Class B common stock, $0.00001 par value; 6,000,000 shares authorized as of December 31, 2022 and 2021; 4,044,969 and 4,522,478 shares issued and outstanding as of December 31, 2022 and 2021, respectively;	—	—
Additional paid-in capital	667,739	629,981
Accumulated other comprehensive loss	(1,251)	(536)
Accumulated deficit	(219,496)	(126,530)
Total stockholders’ equity	446,993	502,916
Total liabilities and stockholders’ equity	$ 487,929	$ 539,139